Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

 1540 Broadway

New York, New York 10036

January 25, 2016

iSign Solutions Inc.

 275 Shoreline Drive, Suite 500

 Redwood Shores, California 94065

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special counsel for iSign Solutions Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-208601) relating to the registration under the Securities Act of 1933 (the “Act”) of an aggregate of up to (i) $9,200,000 in shares of common stock, par value $.01 per share (the “Common Stock”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (including shares subject to the underwriters’ over-allotment option) and (ii) warrants to purchase up to $11,500,000 shares of Common Stock (the “Warrants”) and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Company is also registering warrants to purchase shares of Common Stock to be issued to the representative of the underwriters (the “Representative’s Warrant”) as well as an aggregate of up to $500,000 in shares of Common Stock issuable upon exercise of the Representative’s Warrant (the “Representative’s Warrant Shares”). (Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act (a “Rule 462(b) registration statement”) is herein referred to as the “Registration Statement.”)

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that (i) the shares of Common Stock to be offered and sold by the Company (including any shares of Common Stock registered pursuant to a Rule 462(b) registration statement) have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable and (ii) the Warrants, Warrant Shares, Representative’s Warrant and the Representative’s Warrant Shares, when issued and sold by the Company in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP